PRESS RELEASE OF FSB BANCORP, INC.

   January 31, 2017

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Bancorp, Inc.
Tel (585) 223-9080

FSB BANCORP, INC.
ANNOUNCES QUARTERLY AND ANNUAL RESULTS
Record Earnings and Exceptional Asset Quality

Fairport, New York, January 31, 2017: FSB Bancorp, Inc. (the “Company”) (NASDAQ: FSBC), the holding company of Fairport Savings Bank (the “Bank”), reported net income of $499,000, or $0.26 per share, for the quarter ended December 31, 2016 compared to net income of $134,000, or $0.07 per share, for the quarter ended December 31, 2015.  The Company’s net interest margin for the quarter ended December 31, 2016 increased four basis points to 2.89% from 2.85% for the quarter ended December 31, 2015.  The improvement in net interest margin was due to an increase in the average yield on our interest-earning assets of two basis points to 3.75% for the quarter ended December 31, 2016 from 3.73% for the quarter ended December 31, 2015 in addition to a decrease in the average cost of our interest-bearing liabilities of two basis points from 0.88% for the quarter ended December 31, 2015 to 0.86% for the quarter ended December 31, 2016.

For the year ended December 31, 2016, the Company reported net income of $938,000, or $0.49 per share, compared to net income of $513,000, or $0.27 per share, for the year ended December 31, 2015.  The Company’s net interest margin for the year ended December 31, 2016 decreased four basis points to 2.87% from 2.91% for the year ended December 31, 2015.  The modest decrease in net interest margin was due to an increase in the average cost of our interest-bearing liabilities of three basis points from 0.83% for the year ended December 31, 2015 to 0.86% for the year ended December 31, 2016 in addition to a decrease in the average yield on our interest-earning assets of one basis point from 3.74% for the year ended December 31, 2015 to 3.73% for the year ended December 31, 2016.

The increase in net income of $365,000 for the fourth quarter of 2016 compared to the fourth quarter of 2015 resulted from increases in other income of $139,000 and net interest income of $108,000, and decreases in other expense of $284,000 and provision for loan losses of $1,000, partially offset by  an increase in the provision for income taxes of $167,000.  The decrease in other expense was primarily attributable to decreases in mortgage fees and taxes and FDIC premium expense, partially offset by increases in salaries and employee benefits and miscellaneous other expense. The decrease in mortgage fees and taxes was due to a recent change in New York State tax law which allowed for a refundable tax credit for mortgage recording tax expensed during the years ended December 31, 2015 and 2016.  Under New York law, a bank that paid special additional mortgage recording tax (“SAMRT”) on residential mortgages in any tax year beginning on or after January 1, 2015, may elect to treat the unused portion of the SAMRT credit on those mortgages as an overpayment of tax to be credited or refunded.  Previously, any unused credits were only eligible to be carried forward to future years.  FDIC premium expense decreased due to a revised method of calculating risk-based assessment rates for established small banks causing a decline in the assessment rates effective with the December 2016 assessment expense.  The increase in salaries and employee benefits was primarily due to normal annual merit increases for existing staff, the increased salary and commission costs associated with additional processing and mortgage origination staff as a result of mortgage loan growth, and an increase in incentive accruals due to projections to achieve financial targets for 2016 compared to lower incentive accruals that were projected in 2015. Miscellaneous other expense increased due to increases in legal expense and professional services.  Legal expense increased due to the increased costs associated with becoming an SEC reporting company in 2016.  Professional services increased due to project management related to the relocation of our Buffalo mortgage office in addition to adding temporary staffing in our Buffalo mortgage office, an increase in the cost of an external commercial loan analyst as a result of the growth in our commercial loan portfolio, and increased costs associated with becoming an SEC reporting company in 2016.  The increase in other income was primarily due to increases in realized gains on sales of loans and mortgage fee income, partially offset by a decrease in fee income.  Higher mortgage loan origination volume, including loans originated for sale, in the three months ended December 31, 2016 compared to the same period in 2015 produced an increase in both mortgage fee income and realized gain on sales of loans and are included in other income on the consolidated statement of income.  The increase in net interest income was primarily reflective of the Company shifting its interest-earning asset mix to a higher level of both residential and commercial loans, while reducing investment securities causing higher net interest income, in addition to managing our interest-bearing liabilities which led to a two basis point decrease in interest expense comparing the fourth quarters 2016 and 2015.  The Company’s provision for income taxes increased due to higher income before income taxes comparing the quarters ended December 31, 2016 and December 31, 2015.

At December 31, 2016, the Company had $273.7 million in consolidated assets, an increase of $17.9 million, or 7.0%, from $255.8 million at December 31, 2015. Net loans receivable increased $24.4 million, or 12.1%, to $226.2 million at December 31, 2016 from $201.8 million at December 31, 2015. The Bank continues to focus on loan production as we continue to grow our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios at a measured pace while still maintaining our exceptional credit quality and strict underwriting standards.  Residential mortgage loans increased $11.5 million, or 6.5%, to $188.6 million at December 31, 2016 from $177.0 million at December 31, 2015.  Construction loans increased $4.9 million, or 390.3%, to $6.1 million at December 31, 2016 from $1.3 million at December 31, 2015.  Commercial real estate loans increased $4.9 million, or 139.6%, to $8.4 million at December 31, 2016 from $3.5 million at December 31, 2015.  Commercial and industrial loans increased $1.1 million, or 128.3%, to $1.9 million at December 31, 2016 from $853,000 at December 31, 2015.  The Bank originated $116.3 million of residential mortgage loans and sold $74.0 million in the secondary market as a balance sheet management strategy for the year ended December 31, 2016 to reduce interest rate risk.  The Bank sold these loans at a gain of $2.3 million which was recorded in other income.  At December 31, 2016 the Bank was servicing $118.6 million in residential mortgage loans sold to Freddie Mac (“FHLMC”) and will realize servicing income on these loans as long as they remain outstanding. At December 31, 2016, the Bank had $2.1 million in loans held for sale, comprised of one- to four-family residential fixed rate conventional, FHA, and VA mortgage loans originated and closed by the Bank in the fourth quarter of 2016 that have been committed for sale in the secondary market, and will be delivered and sold in the first quarter of 2017. Investment securities decreased by $7.8 million, or 23.6%, to $25.2 million at December 31, 2016 from $32.9 million at December 31, 2015. Cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and FHLB, increased by $1.3 million, or 20.5%, to $7.4 million at December 31, 2016 from $6.1 million at December 31, 2015. FHLB borrowings increased $10.7 million, or 23.3%, to $56.8 million at December 31, 2016 from $46.1 million at December 31, 2015 to fund our loan growth. Total deposits decreased by $2.6 million, or 1.4%, to $182.9 million at December 31, 2016 from $185.6 million at December 31, 2015.  Total shareholders’ equity increased $10.1 million, or 46.4%, to $31.9 million at December 31, 2016 from $21.8 million at December 31, 2015 due primarily to the completion of the second step conversion in July 2016.  At December 31, 2016 the Bank was considered well capitalized, the highest standard and capital rating as defined by the Bank’s regulator.

The credit quality of the Bank’s loan portfolio remains strong and significantly better than peers. At December 31, 2016, the Bank had no non-performing loans and at December 31, 2015, the Bank had three non-performing loans totaling $82,000. We recorded a $180,000 provision for loan losses for the year ended December 31, 2016 and $158,000 provision for loan losses for the year ended December 31, 2015.  The increase in the provision for loan losses was primarily due to adding general reserves to support the growth in our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios. The allowance for loan losses was $990,000, or 0.44% of loans outstanding, at December 31, 2016 compared to $811,000, or 0.40% of loans outstanding, at December 31, 2015.  Management remains committed to maintaining a high level of asset quality as we grow our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios.

About our Company

FSB Bancorp, Inc. is the bank holding company of Fairport Savings Bank, a New York chartered savings bank headquartered in Fairport, New York. The Bank conducts business from its main office in Fairport, New York and four branches located in Penfield, New York, Irondequoit, New York, Webster, New York, and Perinton, New York. The Company also has four mortgage origination offices located in Pittsford, New York, Watertown, New York, Greece, New York, and Buffalo, New York. The Company’s principal business consists of originating one- to four-family residential real estate mortgages, home equity loans and lines of credit, and to a lesser extent, originations of commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans.    The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Fairport Wealth Management, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

FSB BANCORP, INC.
Selected Consolidated Balance Sheet Information
December 31, 2016 and December 31, 2015
(Dollars in thousands, except per share data)

                                                                             (Unaudited)
	December 31, 2016	December 31, 2015

Assets	$273,721	$255,807

Cash and Cash Equivalents	7,407	6,147

Investment Securities	25,167	32,947

Loans Held for Sale	2,059	3,880

Net Loans Receivable	226,192	201,830

Deposits	182,934	185,561

Borrowings	56,813	46,092

Total Stockholders’ Equity	31,859	21,760

Book Value per Share1,2	$16.76	$11.49

Stockholders’ Equity to Total Assets	11.64%	8.51%

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Footnotes on next page

FSB BANCORP, INC.
Selected Consolidated Statement of Income Information
Three Months and Years Ended December 31, 2016 and December 31, 2015
(Dollars and shares in thousands except per share data)

                                                                                                                                  (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2016	2015	2016	2015

Interest and Dividend Income	$2,380	$2,257	$9,317	$8,920

Interest Expense	550	535	2,156	1,995

Net Interest Income	1,830	1,722	7,161	6,925

Provision for Loan Losses	45	46	180	158

Net Interest Income after Provision for Loan Losses	1,785	1,676	6,981	6,767

Other Income	1,003	864	3,655	2,835

Other Expense	2,085	2,369	9,370	8,953

Income Before Income Taxes	703	171	1,266	649

Provision for Income Taxes	204	37	328	136

Net Income	$499	$134	$938	$513

Net Income per Common Share1,2	$0.26	$0.07	$0.49	$0.27

Average Common Shares Outstanding 1,2	1,907	1,895	1,901	1,894

1Shares held by the public prior to July 13, 2016 have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.0884.

2The Company’s book value and common equity ratio computations did not include 34,986 and 38,485 shares of common stock held by the Company’s ESOP that the Company had currently not committed to release for the years ended December 31, 2016 and 2015, respectively.

FSB BANCORP, INC.
Key Earnings Ratios
Three Months and Years Ended December 31, 2016 and December 31, 2015

                                                                                          (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2016	2015	2016	2015

Return on Average Assets	0.75%	0.21%	0.36%	0.21%

Return on Average Equity	6.34%	2.51%	3.62%	2.36%

Net Interest Margin	2.89%	2.85%	2.87%	2.91%

The above information is preliminary and based on the Company’s data available at the time of presentation.